	CONTACT:	Martin S. Hughes
(415) 389-7373
FOR IMMEDIATE RELEASE
Redwood Trust, Inc.		Mike McMahon
Monday, November 10, 2008		(415) 384-3805

REDWOOD TRUST, INC. DECLARES A $0.75 PER SHARE DIVIDEND
FOR THE FOURTH QUARTER OF 2008
REDUCES REGULAR QUARTERLY DIVIDEND TO $0.25 PER SHARE FOR 2009

Mill Valley, CA - November 10, 2008 - Redwood Trust, Inc. (NYSE: RWT) today announced that its Board of Directors authorized the declaration of a fourth quarter 2008 regular dividend for common shareholders of $0.75 per share. The fourth quarter dividend is payable on January 21, 2009 to stockholders of record on December 31, 2008. Redwood will not pay a special dividend for 2008.

The Board of Directors also announced its intention to reduce Redwood’s 2009 regular dividend to a rate of $0.25 per share per quarter.

“Our previous regular dividend was set at a rate we believed was sustainable in most economic environments. We all have witnessed the extraordinary level of stress that occurred in the mortgage markets during the past year,” said George E. Bull, Redwood’s Chairman and CEO. “We believe the probability is low that we will have a minimum dividend requirement for 2009 under the REIT rules, as we expect the recognition of a high level of credit losses to result in a loss for tax purposes. We have fully reserved for these credit losses in our GAAP financial statements.” Mr. Bull added, “Although our portfolio is projected to generate sufficient cash flows to fund a higher dividend level, by reducing the dividend, we are confident that we will be able to reinvest more of our excess cash flows to build our businesses, take advantage of exceptional asset acquisition opportunities, and allow book value and earnings to grow.” Mr. Bull continued, “Paying dividends to shareholders over time remains an important element in generating total returns for shareholders. Considering the current environment and opportunities, we believe our decision to reduce the dividend for 2009 will deliver the greatest long-term value to shareholders.”

As a REIT, our minimum distribution requirement is determined by our REIT taxable income. For the past six years, our dividend policy has been to establish a regular quarterly dividend rate at a level below our initial estimate of REIT taxable income for the year. Our Board of Directors then considered paying a special dividend in the fourth quarter after reviewing the final estimate of REIT taxable income for the year and after determining the portion of the distributable amount related to taxable income that would be deferred until the subsequent year. For the past several years, we deferred two to three quarters of dividends at our regular dividend rate for distribution in the following year.

We currently estimate that our REIT taxable income generated in 2008, together with the undistributed REIT taxable income carried over from 2007, will fall below the full year regular dividend rate. As a result, we do not anticipate carrying over undistributed REIT taxable income into 2009. Further, as we are not allowed to establish reserves for tax purposes, we expect a tax loss at the REIT level for 2009 due to the expected realization of credit losses. We expect the character of Redwood’s 2009 regular dividend will be a return of capital and as such, not taxable to shareholders.

The Board of Directors will consider a special dividend in the fourth quarter of 2009 if REIT taxable income is positive and requires a distribution to meet REIT requirements. While there are timing issues and other factors that could positively affect taxable income, we currently believe it is highly unlikely that we will pay a special dividend in 2009.

For more information about on Redwood Trust, Inc. please visit our website at:
www.redwoodtrust.com.

CAUTIONARY STATEMENT: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2007, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Important factors, among others, that may affect our actual results include: changes in interest rates; changes in prepayment rates; general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; legislative and regulatory actions affecting the mortgage industry; the availability of high quality assets for purchase at attractive prices; declines in home prices; increases in mortgage payment delinquencies; changes in the level of liquidity in the capital markets which may adversely affect our ability to finance our real estate asset portfolio; changes in liquidity in the market for real estate securities, the re-pricing of credit risk in the capital markets, rating agency downgrades of securities and increases in the supply of real estate securities available for sale, each of which may adversely affect the values of securities we own; the extent of changes in the values of securities we own and the impact of adjustments reflecting those changes on our income statement and balance sheet, including our stockholders’ equity; our ability to maintain the positive stockholders’ equity necessary to enable us to pay the dividends required to maintain our status as a real estate investment trust for tax purposes; and other factors not presently identified.